SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report: March 15, 2013

CORINTHIAN COLLEGES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-25283	33-0717312
(State or other jurisdiction of	Commission file number	(I.R.S. Employer
Incorporation or organization)		Identification No.)

6 Hutton Centre Drive, Suite 400, Santa Ana, California	92707
(Address of principal executive offices)	(Zip Code)

(714) 427-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers.

(e) On March 15, 2013, the Compensation Committee (the “Committee”) of the Board of Directors of Corinthian Colleges, Inc. (the “Company”), approved a form of employment agreement (the “Employment Agreement”) between the Company and each of Jack Massimino, Robert Owen, Kenneth Ord, Beth Wilson, Stan Mortensen and William Buchanan, all of whom are named executive officers (the “NEOs”) of the Company, and other executive officers.  The form of Employment Agreement replaces employment agreements with each of the NEOs that expired on March 17, 2013.  In considering the new form of Employment Agreement, the Committee was advised by an independent compensation consultant and independent counsel retained by the Committee.

The following summary of the Employment Agreement is qualified in its entirety by reference to the text of the form of Employment Agreement which is filed as Exhibit 10.1 to this report. Each Employment Agreement has a term of five years. The Employment Agreement provides for the payment of annual base salaries to the NEOs.  In addition, each NEO is eligible to receive an annual incentive bonus (the “Target Bonus”) equal to 75% of his or her base salary (except in the case of Mr. Massimino, whose Target Bonus is 115% of his base salary, and Mr. Ord, whose Target Bonus is 90% of his base salary).  Bonuses are based on achieving targeted performance goals set by the Compensation Committee on an annual basis.  The amount of base salary and Target Bonus is the same as the current base salary and Target Bonus of each NEO, which amounts were disclosed in the Company’s Proxy Statement filed with the Securities and Exchange Commission on October 3, 2012.  The base salaries and Target Bonus must be reviewed annually by the Committee. The Committee can, in its discretion, increase the base salary or Target Bonus for an NEO, but cannot decrease such amount involuntarily, except to the extent such reduction is made equally to all employees of a substantially equal level or position, and then by no more than 10%. Each NEO is also entitled to participate in and be covered by employee health plans, insurance benefits, 401(k) plans and vacation and other benefits established for employees of the Company.

Pursuant to the Employment Agreement, if the Company terminates an NEO’s employment without “cause,” or if an NEO terminates his or her employment under certain circumstances that constitute “good reason” as set forth in the Employment Agreement, then such NEO will be entitled to (i) a severance payment (the “Lump Sum Payment”) equal to 1.75 times the value of his or her annual base salary at the time (except in the case of Mr. Massimino, whose Lump Sum Payment would be 2.15 times the value of his base salary, and Mr. Ord, whose Lump Sum Payment would be 1.90 times the value of his base salary), (ii) a pro-rata annual bonus for the year in which his or her employment terminates, payable based on actual Company performance for such year, (iii) reimbursement of premiums for continued group health plan insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 for eighteen (18) months, and (iv) Company funded outplacement services for six (6) months.

In addition, if the Company terminates such NEO’s employment without cause in anticipation of, or within twenty-four months following a “Change in Control” (as defined in the Employment Agreement), or if the NEO terminates his or her employment under certain circumstances that constitute “good reason” within twenty-four months after a Change in Control, then such NEO will be entitled to a lump sum payment equal to two times the amount that would be required to be paid to him or her as the Lump Sum Payment.  If a payment to a NEO following a Change in Control results in the imposition of excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended, the payment would be reduced to one dollar less than the amount that would trigger the excise tax payment, but only if such reduction would yield an after-tax benefit to the NEO that is greater, after giving effect to such reduction, than if no such reduction had been made.

The Employment Agreement also contains various provisions regarding the vesting and exercisability of certain equity awards upon retirement, protection of the Company’s trade secrets and confidential information, non-solicitation of Company employees by the NEO following termination of employment, indemnity, arbitration and mutual release of claims as a condition to the payments described above.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The exhibit is listed in the Exhibit Index to this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORINTHIAN COLLEGES, INC.

March 21, 2013	/s/ Stan A. Mortensen
Stan A. Mortensen
Executive Vice President and
General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Employment Agreement by and between Corinthian Colleges, Inc. and each of the Named Executive Officers of Corinthian Colleges, Inc.